Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Rambus Inc. of our report dated February 20, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Rambus Inc., which appears in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 29, 2015